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                                                                  EXHIBIT 10.36

                                                                August 16, 1996

[ART]

Mr. Jeffrey Sutherland
269 Highland Avenue
Winchester, MA 01890-3105

Dear Jeff:

  On behalf of IDX Systems Corporation, I am pleased to extend this offer of employment for the position of Senior Vice President for Technology and Development in the Corporate Division reporting to me, commencing as soon as possible.

  While employed at IDX, you will receive a salary at the rate of $160,000 per year on a semi-monthly basis. The amount of these checks will vary depending on your tax status and the benefits you choose. In addition, you will receive options to purchase 70,000 shares of Common Stock of IDX. The vesting period for such options will be four years at 25% per year on the anniversary date of the grant. The exercise price will be the amount of the closing price of the stock on the date of grant.

  You will be entitled to the standard IDX benefits package. Currently, these benefits include a retirement plan with a profit sharing and a 401(k) provision; health, life and disability insurances, health care and dependent care reimbursement accounts; tuition assistance; vacation, personal and sick time as well as fixed holidays. During the 1997 calendar year, you will be entitled to three weeks vacation, which may be taken at any time after June 30, 1997.

  You will be entitled to receive a bonus of $20,000 payable to you upon continued employment through December 31, 1996. Thereafter, you will be entitled to participate in the bonus program applicable to IDX executives for 1997, of up to $65,000, depending upon performance of the company. The bonus payments for the first two quarters of 1997 will not be subject to any conditions otherwise applicable to the executive bonus plan.

  I have enclosed IRS form W-4, the INS I-9 (Employment Eligibility) form, a New Employee Profile form, and two copies of our IDX Employment Agreement. Please review the IDX Employment Agreement and this offer letter, and complete the W-4, I-9 and the New Employee Profile form. Original signatures are needed on all of these materials. The second copy of the IDX Employment Agreement is for your retention until you receive a fully executed agreement after you begin employment. You will also receive a copy of your fully executed offer letter. The IDX Employment Agreement and offer letter need to be signed by you and witnessed by a member of Human Resources or IDX Management. Be sure to bring proof of identification as required by the I-9 form (acceptable proof is indicated on the back of the form).

  To indicate your acceptance of this offer, please sign where indicated and return this letter with your signed employment agreement.

                                          Sincerely,

                                          [ART]

                                          Henry Tufo, M.D.
                                          Executive Vice President
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  I accept employment by IDX Systems Corporation on the terms stated above and in the IDX Employment Agreement. I understand that this letter and the IDX Employment Agreement state the only terms of my employment with IDX. I understand that this letter is not a guarantee for any specific term, and my employment and this letter are subject to the terms and conditions of the IDX Employment Agreement.

                                                          [ART]
                                          _____________________________________
                                          Signature

                                                   Jeffrey Sutherland
                                          _____________________________________
                                          Print Name

                                                        22 Aug 96
                                          _____________________________________
                                          Date